UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2020

ANGI Homeservices Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street, Suite 700 Denver, CO 80205
(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Credit Agreement Amendment

On August 12, 2020, ANGI Homeservices Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”), by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”), amending that certain Amended and Restated Credit Agreement, dated as of November 5, 2018 (the “Existing Credit Agreement”, and as amended, amended and restated, supplemented or otherwise modified from time to time, including pursuant to the Amendment, the “Credit Agreement”), among the Company, the lenders party thereto, the Agent and the various other parties thereto. The Amendment amends the definition of “Permitted Unsecured Ratio Debt” to remove the requirement that guarantees of certain indebtedness of the borrower be subordinated to the guarantees under the Credit Agreement.

Joinder to Credit Agreement

In connection with the contribution (as described below), on August 12, 2020, the Company, ANGI Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“ANGI Group”), the other subsidiaries of the Company that are party to the Credit Agreement, and the Agent entered into a joinder and reaffirmation agreement (the “Joinder Agreement”), pursuant to which ANGI Group became the successor borrower to the Company under the Credit Agreement, and the Company’s obligations under the Credit Agreement were terminated.

The foregoing descriptions of the Amendment and the Joinder Agreement are not intended to be complete and are qualified in their entirety by reference to the Amendment and the Joinder Agreement, copies of which are attached to this Current Report as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

As a result of the execution of the Joinder Agreement described under Item 1.01 above, the Company’s obligations under the Credit Agreement were terminated, and ANGI Group became the successor borrower to the Company under the Credit Agreement. The information set forth under the heading “Joinder to Credit Agreement” under Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

Offering

On August 12, 2020, the Company announced that ANGI Group intends to commence a proposed private unregistered offering (the “Offering”) of $500 million aggregate principal amount of senior notes due 2028.

ANGI Group intends to use the net proceeds of the offering for general corporate purposes, including potential future acquisitions and return of capital.

The press release announcing the commencement of the Offering is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Contribution

On August 12, 2020, the Company and ANGI Group entered into a contribution and assignment and assumption agreement (the “Contribution Agreement”). Pursuant to the Contribution Agreement, the Company contributed to ANGI Group substantially all of the Company’s assets (other than certain cash and cash equivalents) and the Company transferred to ANGI Group certain liabilities of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Amendment No. 1, dated as of August 12, 2020, among ANGI Homeservices Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
10.2	Joinder and Reaffirmation Agreement, dated as of August 12, 2020, among ANGI Homeservices Inc., ANGI Group, LLC, each of the parties listed on Schedule 1 thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
99.1	Press Release of ANGI Homeservices Inc., dated August 12, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

	By:	/s/ Shannon Shaw
Name: Shannon Shaw
Title: Chief Legal Officer & Corporate Secretary

Date: August 12, 2020